EXHIBIT 23.1




                     Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Common Stock Purchase Rights (the "Rights") accompanying and associated with the 1,000,000 shares (the "Shares") of common stock, $.10 par value per share, of Baldor Electric Company, available for issuance pursuant to awards made under the Baldor Electric Company 1994 Incentive Stock Plan of our report dated February 3, 1995 with respect to the consolidated financial statements of Baldor Electric Company and affiliates incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.



                          /s/ Ernst & Young LLP


St. Louis, Missouri
June 29, 1995